Exhibit 5.1

January 28, 2022

CurrencyWorks Inc.
3250 Oakland Hills Court
Fairfield, California 94534
U.S.A.

Dear Sirs:

Re:	CurrencyWorks Inc.

We have acted as counsel for CurrencyWorks Inc., a Nevada corporation (the “Company”), with respect to certain matters in connection with the offer and sale by the Company of (i) 1,221,001 shares (the “Offering Shares”) of common stock, (ii) warrants (the “Offering Warrants”) to purchase up to 1,221,001 shares of common stock and (iii) up to 1,221,001 shares (the “Offering Warrant Shares”) of common stock issuable upon exercise of the Offering Warrants pursuant to a Registration Statement on Form S-3 (File No. 333-255477) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated May 4, 2021 filed with the Commission in connection within the Registration Statement (the “Base Prospectus”), the prospectus supplement dated January 28, 2022, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations of the Act (together with the Base Prospectus the “Prospectus”) and a Securities Purchase Agreement dated January 28, 2022 (the “Purchase Agreement”) by and between the Company and the purchaser signatory thereto.

In connection with this opinion, we have examined the following documents:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company, as amended;

(c)	the resolutions adopted by the board of directors of the Company pertaining to the Offering Shares, the Offering Warrants and the Offering Warrant Shares;

(d)	the Registration Statement;

(f)	the Prospectus; and

(g)	the Purchase Agreement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

This opinion is qualified by, and is subject to:

(i)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers;

(ii)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, the possible unavailability of specific performance and the discretion of the court before which a proceeding is brought;

(iii)	injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(iv)	the effect of laws relating to usury or permissible rates of interest for loans, forebearances or the use of money; and

(v)	the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

●	the Offering Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company;

●	the Offering Warrants, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be duly and validly authorized and issued, and will represent binding obligations of the Company pursuant to the laws of the State of Nevada; and

●	the Offering Warrant Shares, when issued and delivered by the Company against payment therefor in accordance with terms of the Offering Warrants, will be duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the references to our firm in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Act.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP